UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   SCHEDULE 13D

                     Under the Securities Exchange Act of 1934

                         Cole Taylor Financial Group, Inc.
                                 (Name of Issuer)

                      Common Stock, par value $.01 per share
                          (Title of Class of Securities)

                                   193 298 10 6
                                  (CUSIP Number)

                                  Jeffrey Taylor
                                    62 Lakewood
                             Highland Park, IL  60035
                                  (847) 433-7780
             (Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications)

                                   June 12, 1996
              (Date of Event which Requires Filing of this Statement)

  If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /X/.

  Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Sidney J. Taylor, both individually and as Trustee - see Exhibit 1

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           689,749
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                            3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       689,749

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.5%

  14   TYPE OF REPORTING PERSON*

       IN and 00
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Iris Taylor, as Trustee - see Exhibit 1

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           2,531,000
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                           3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,531,000

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       16.5%

  14   TYPE OF REPORTING PERSON*

       IN and 00
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Jeffrey Taylor

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           236,012
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                            3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       236,012

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.5%

  14   TYPE OF REPORTING PERSON*

       IN
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Bruce Taylor

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           276,012
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                            3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       276,012

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.8%

  14   TYPE OF REPORTING PERSON*

       IN
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Cindy Bleil

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           126,880
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                           3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       126,880

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .8%

  14   TYPE OF REPORTING PERSON*

       IN
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Susan Taylor

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           40,000
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                           3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       40,000

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .3%

  14   TYPE OF REPORTING PERSON*

       IN
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   SCHEDULE 13D

  CUSIP No. 193 298 10 6

  1    NAMES OF REPORTING PERSONS S.S. OR
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Melvin E. Pearl, as Trustee - see Exhibit 1

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /X/
                                                                         (b) / /

  3    SEC USE ONLY

  4    SOURCE OF FUNDS*

       PF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
       PURSUANT TO ITEMS 2(d) or 2(e)                                        / /

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                      7    SOLE VOTING POWER
    NUMBER OF SHARES
    BENEFICIALLY           53,600
     OWNED BY          8   SHARED VOTING POWER
       EACH
     REPORTING             0
      PERSON           9   SOLE DISPOSITIVE POWER
       WITH
                           0
                      10   SHARED DISPOSITIVE POWER

                           3,953,253

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       53,600

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                              /X/

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .4%

  14   TYPE OF REPORTING PERSON*

       00
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


  ITEM 1.   SECURITY AND ISSUER

       Common Stock, par value $.01 per share, of Cole Taylor Financial Group, Inc., 350 East Dundee Road, Wheeling, IL 60090

  ITEM 2.   IDENTITY AND BACKGROUND

       (a)  Sidney J. Taylor
       (b)  350 East Dundee Road, Wheeling, IL  60090
       (c)  Investor
       (d)  None
       (e)  None
       (f)  United States

       (a)  Iris Taylor
       (b)  350 East Dundee Road, Wheeling, IL  60090
       (c)  Investor
       (d)  None
       (e)  None
       (f)  United States

       (a)  Jeffrey Taylor
       (b)  350 East Dundee Road, Wheeling, IL  60090
       (c) Chairman of the Board, Chief Executive Officer, Cole Taylor Financial Group, Inc., 350 East Dundee Road, Wheeling, IL 60090
       (d)  None
       (e)  None
       (f)  United States

       (a)  Bruce Taylor
       (b)  350 East Dundee Road, Wheeling, IL  60090
       (c) President of Cole Taylor Financial Group, Inc., 350 East Dundee Road, Wheeling, IL 60090
       (d)  None
       (e)  None
       (f)  United States

       (a)  Cindy Bleil
       (b)  350 East Dundee Road, Wheeling, IL  60090
       (c)  Investor
       (d)  None
       (e)  None
       (f)  United States

       (a)  Susan Taylor
       (b)  350 East Dundee Road, Wheeling, IL  60090
       (c)  Investor
       (d)  None
       (e)  None
       (f)  United States

       (a)  Melvin Pearl
       (b)  525 W. Monroe St., Chicago, IL  60661
       (c)  Attorney, Katten, Muchin & Zavis, 525 W. Monroe St., Chicago, IL
            60661
       (d)  None
       (e)  None
       (f)  United States

  ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

       On June 12, 1996, the reporting persons entered into a Share Exchange Agreement with Cole Taylor Financial Group, Inc. (the "Company") a copy of which is attached as Exhibit 2 hereto (the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement and subject to the terms and conditions thereof, the reporting persons agreed to transfer to the Company, a number of shares of stock of the Company, including all of the shares of stock of the Company owned beneficially or of record by them, in exchange for the transfer to them of all of the outstanding stock of Cole Taylor Bank.
  The Share Exchange Agreement is incorporated herein by reference.

  ITEM 4.   PURPOSE OF TRANSACTION.

       See Item 3. The Share Exchange Agreement is incorporated herein by reference.

  ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.


       (a)  Taylor Family Group 3,953,253 shares,   25.8%
            consisting of:
            Sidney J. Taylor      689,749 shares,    4.5%
            Iris Taylor         2,531,000 shares,   16.5%
            Jeffrey Taylor        236,012 shares,    1.5%
            Bruce Taylor          276,012 shares,    1.8%
            Cindy Bleil           126,880 shares,     .8%
            Susan Taylor           40,000 shares,     .3%
            Melvin Pearl           53,600 shares,     .4%

  Beneficial ownership is disclaimed by each reporting person for all shares other than those listed under such person's name in Item 5(b)

       (b)  Sidney J. Taylor
              Sole Voting Power:            689,749 (1)
              Shared Voting Power:                0
              Sole Dispositive Power:       689,749 (1)
              Shared Dispositive Power:           0

            Iris Taylor
              Sole Voting Power:          2,531,000
              Shared Voting Power:                0
              Sole Dispositive Power:     2,531,000
              Shared Dispositive Power:           0

            Jeffrey Taylor
              Sole Voting Power:            236,012 (2)
              Shared Voting Power:                0
              Sole Dispositive Power:       236,012 (2)
              Shared Dispositive Power:           0

            Bruce Taylor
              Sole Voting Power:            276,012 (2)
              Shared Voting Power:                0
              Sole Dispositive Power:       276,012 (2)
              Shared Dispositive Power:           0

            Cindy Bleil
              Sole Voting Power:            126,880
              Shared Voting Power:                0
              Sole Dispositive Power:       126,880
              Shared Dispositive Power:           0

            Susan Taylor
              Sole Voting Power:             40,000
              Shared Voting Power:                0
              Sole Dispositive Power:        40,000
              Shared Dispositive Power:           0

            Cindy Bleil
              Sole Voting Power:             53,600 (3)
              Shared Voting Power:                0
              Sole Dispositive Power:        53,600 (3)
              Shared Dispositive Power:           0



    (1) Includes 9,009 shares in the CTFG Employee Stock Ownership Plan and/or the CTFG 401(k) Plan allocated to the reporting person.

    (2) Includes 8,862 shares in the CTFG Employee Stock Ownership Plan and/or the CTFG 401(k) Plan allocated to the reporting person. Pursuant to the Shares Exchange Agreement, the Company has agreed to make such shares available for distribution. Also includes 140,270 shares subject to options. Pursuant to the Share Exchange Agreement, the Company has agreed to cause all outstanding options to become vested and exercisable prior to the closing thereunder and the reporting person has agreed to exercise such options.

    (3) Does not include other shares beneficially owned by M. Pearl which do not relate to the Taylor Family group.

       (c)  See Item 3.

       (d)  None

       (e)  Not applicable

  ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

       See Item 3. The Share Exchange Agreement is incorporated herein by reference.

  ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

       Exhibit 99.1   -    List of Taylor Family group members and share
                           ownership.

       Exhibit 99.2   -    Share Exchange Agreement, dated June 12, 1996, among
                           Cole Taylor Financial Group, Inc. and members of the
                           Taylor Family.


  Signature

       After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.



                                       /s/ Sidney J. Taylor
  Date:  June 28, 1996                 Sidney J. Taylor



                                       /s/ Iris Taylor
  Date:  June 28, 1996                 Iris Taylor



                                       /s/ Jeffrey Taylor
  Date:  June 28, 1996                 Jeffrey Taylor



                                       /s/ Bruce Taylor
  Date:  June 28, 1996                 Bruce Taylor



                                       /s/ Cindy Bleil
  Date:  June 28, 1996                 Cindy Bleil



                                       /s/ Susan Taylor
  Date:  June 28, 1996                 Susan Taylor



                                       /s/ Melvin E. Pearl
  Date:  June 28, 1996                 Melvin E. Pearl